Exhibit 99.1

Investor Relations
(212) 479-3150

NEW RESIDENTIAL ANNOUNCES FOURTH QUARTER & FULL YEAR 2015 RESULTS

NEW YORK - (BUSINESS WIRE) - February 24, 2016 - New Residential Investment Corp. (NYSE: NRZ; “New Residential” or the “Company”) today reported the following information for the fourth quarter and full year ended December 31, 2015:

FOURTH QUARTER FINANCIAL HIGHLIGHTS:
▪	Core Earnings of $120 million, or $0.52 per diluted share*
▪	GAAP Net Income of $103 million, or $0.45 per diluted share
▪	Common dividend of $106 million, or $0.46 per share

FULL YEAR 2015 FINANCIAL HIGHLIGHTS:
▪	Core Earnings of $389 million, or $1.92 per diluted share*
▪	GAAP Net Income of $269 million, or $1.32 per diluted share
▪	Common dividend of $355 million, or $1.75 per share
▪	Increased quarterly common dividend in Q2 2015 and Q3 2015

	Q4 2015	Q3 2015	Year Ended December 31, 2015	Year Ended December 31, 2014**
Non-GAAP Results:
Core Earnings per Diluted Share*	$0.52	$0.49	$1.92	$1.57
Core Earnings*	$120 million	$113 million	$389 million	$219 million

Summary Operating Results:
GAAP Net Income per Diluted Share	$0.45	$0.24	$1.32	$2.53
GAAP Net Income	$103 million	$55 million	$269 million	$353 million

NRZ Common Dividend:
Common Dividend per Share	$0.46	$0.46	$1.75	$1.58
Common Dividend	$106 million	$106 million	$355 million	$218 million

*Core Earnings is a non-GAAP measure. For a reconciliation of Core Earnings to GAAP Net Income, please refer to the Reconciliation of Core Earnings below.
**All per share data and share amounts included have been adjusted for the 1-for-2 reverse split effective October 17, 2014.

Fourth Quarter 2015 & Subsequent Highlights:

w	Servicer Advances -

o	Significantly Improved Advance Financing - During the quarter, New Residential continued to improve advance financing by enhancing advance rates, extending maturities and lowering cost of funds.

▪	In November 2015, New Residential continued to diversify its funding sources by issuing $800 million of servicer advance-backed, fixed rate term notes. In addition, the Company improved its financing capacity by increasing an existing Ocwen-serviced advance facility from $400 million to $1.0 billion.

▪	In December 2015, New Residential established a new $750 million, fixed rate, two-year facility for Ocwen advances.

▪	During the quarter, the Company extended maturities on four advance facilities totaling $2.3 billion.

o	Repayment of $2.5 Billion HSART Term Notes at Par - On October 2, 2015, New Residential repaid $2.5 billion of term notes issued by HLSS Servicer Advance Receivables Trust (“HSART”) by accessing $4 billion of previously secured surplus servicer advance financing commitments from its lenders. Under New Residential’s surplus funding commitments, the Company was able to increase advance rates by approximately 6% and liquidity by approximately $200 million.

w	Non-Agency Securities & Call Rights - In the fourth quarter, New Residential continued to execute on its deal collapse strategy by exercising clean-up call rights on 28 seasoned, Non-Agency deals totaling $654 million UPB. In addition, the Company completed a $510 million loan securitization in November 2015. Subsequent to year end, the Company initiated execution of clean-up call rights on an additional 14 seasoned Non-Agency deals totaling $200 million UPB.

w	Excess MSRs - During the quarter, New Residential funded $123 million of previously announced commitments on $19 billion UPB of legacy MSRs. In addition, the Company is currently eligible to own MSRs across 38 U.S. states, up from 30 states in third quarter 2015, with remaining state and Agency approvals currently expected during 2016. (1)

w	Announced $200 Million Share Repurchase Program - On January 19, 2016, New Residential announced that its Board of Directors authorized the repurchase of up to $200 million of the Company's common stock over the next 12 months. (2)

(1)	As of February 23, 2016. Eligibility obtained as of the date of this press release relates to Non-Agency MSRs only.
(2)	Under the program, the Company may purchase its shares from time to time in the open market or in privately negotiated transactions. The amount and timing of the purchases will depend on a number of factors including the price and availability of the Company's shares, trading volume, capital availability, Company performance and general economic and market conditions. The Company may also from time to time establish a trading plan under Rule 10b5-1 of the Securities Exchange Act of 1934 or effect one or more tender offers to facilitate purchases of its shares under this authorization. The stock repurchase program may be suspended or discontinued at any time.

ADDITIONAL INFORMATION
For additional information that management believes to be useful for investors, please refer to the latest presentation posted on the Investor Relations section of the Company’s website, www.newresi.com.  For consolidated investment portfolio information, please refer to the Company’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which are available on the Company’s website; www.newresi.com.

EARNINGS CONFERENCE CALL
New Residential’s management will host a conference call on Wednesday, February 24, 2016 at 8:00 A.M. Eastern Time.  A copy of the earnings release will be posted to the Investor Relations section of New Residential’s website, www.newresi.com.

All interested parties are welcome to participate on the live call. The conference call may be accessed by dialing 1-866-393-1506 (from within the U.S.) or 1-706-634-0623 (from outside of the U.S.) ten minutes prior to the scheduled start of the call; please reference “New Residential Fourth Quarter & Full Year 2015 Earnings Call.”

A simultaneous webcast of the conference call will be available to the public on a listen-only basis at www.newresi.com. Please allow extra time prior to the call to visit the website and download any necessary software required to listen to the internet broadcast.

A telephonic replay of the conference call will also be available two hours following the call’s completion through 11:59 P.M. Eastern Time on Wednesday, March 9, 2016 by dialing 1-855-859-2056 (from within the U.S.) or 1-404-537-3406 (from outside of the U.S.); please reference access code “48692501.”

Condensed Consolidated Statements of Income
($ in thousands, except share and per share data)

	Year Ended December 31,
	2015	2014	2013
	(unaudited)

Interest income	$645,072	$346,857	$87,567
Interest expense	274,013	140,708	15,024
Net Interest Income	371,059	206,149	72,543

Impairment
Other-than-temporary impairment (OTTI) on securities	5,788	1,391	4,993
Valuation provision (reversal) on loans and real estate owned	18,596	9,891	461
	24,384	11,282	5,454

Net interest income after impairment	346,675	194,867	67,089

Other Income
Change in fair value of investments in excess mortgage servicing rights	38,643	41,615	53,332
Change in fair value of investments in excess mortgage servicing rights, equity method investees	31,160	57,280	50,343
Change in fair value of investments in servicer advances	(57,491)	84,217	-
Earnings from investments in consumer loans, equity method investees	-	53,840	82,856
Gain on consumer loans investment	43,954	92,020	-
Gain (loss) on settlement of investments, net	(17,207)	35,487	52,657
Other income (loss), net	2,970	10,629	1,820
	42,029	375,088	241,008

Operating Expenses
General and administrative expenses	61,862	27,001	9,975
Management fee allocated by Newcastle	-	-	4,134
Management fee to affiliate	33,475	19,651	11,209
Incentive compensation to affiliate	16,017	54,334	16,847
Loan servicing expense	6,469	3,913	309
	117,823	104,899	42,474

Income Before Income Taxes	270,881	465,056	265,623
Income tax expense (benefit)	(11,001)	22,957	-
Net Income	$281,882	$442,099	$265,623
Noncontrolling Interests in Income (Loss) of Consolidated Subsidiaries	$13,246	$89,222	$(326)
Net Income Attributable to Common Stockholders	$268,636	$352,877	$265,949

Net Income Per Share of Common Stock
Basic	$1.34	$2.59	$2.10
Diluted	$1.32	$2.53	$2.07

Weighted Average Number of Shares of Common Stock Outstanding
Basic	200,739,809	136,472,865	126,539,024
Diluted	202,907,605	139,565,709	128,684,128

Dividends Declared per Share of Common Stock	$1.75	$1.58	$0.99

Condensed Consolidated Balance Sheets
($ in thousands)

	December 31, 2015	December 31, 2014
Assets	(unaudited)
Investments in:
Excess mortgage servicing rights, at fair value	$1,581,517	$417,733
Excess mortgage servicing rights, equity method investees, at fair value	217,221	330,876
Servicer advances, at fair value	7,426,794	3,270,839
Real estate securities, available-for-sale	2,501,881	2,463,163
Residential mortgage loans, held-for-investment	330,178	47,838
Residential mortgage loans, held-for-sale	776,681	1,126,439
Real estate owned	50,574	61,933
Consumer loans, equity method investees	-	-
Cash and cash equivalents	249,936	212,985
Restricted cash	94,702	29,418
Derivative assets	2,689	32,597
Trade receivable	1,538,481	-
Deferred tax asset, net	185,311	-
Other assets	236,757	95,423
	$15,192,722	$8,089,244

Liabilities and Equity

Liabilities
Repurchase agreements	$4,043,054	$3,149,090
Notes payable	7,249,568	2,908,763
Trades payable	725,672	2,678
Due to affiliates	23,785	57,424
Dividends payable	106,017	53,745
Deferred tax liability	-	15,114
Accrued expenses and other liabilities	58,046	52,505
	12,206,142	6,239,319

Commitments and Contingencies

Equity
Common Stock, $0.01 par value, 2,000,000,000 shares authorized, 230,471,202 and 141,434,905 issued and outstanding at December 31, 2015 and December 31, 2014, respectively	2,304	1,414
Additional paid-in capital	2,640,893	1,328,587
Retained earnings	148,800	237,769
Accumulated other comprehensive income	3,936	28,319
Total New Residential stockholders' equity	2,795,933	1,596,089
Noncontrolling interests in equity of consolidated subsidiaries	190,647	253,836
Total Equity	2,986,580	1,849,925
	$15,192,722	$8,089,244

Reconciliation of Core Earnings
($ in thousands)
(unaudited)

	Three Months Ended		Year Ended December 31,
	December 31, 2015	September 30, 2015	2015	2014
Net income (loss) attributable to common stockholders	$102,980	$54,562	$268,636	$352,877
Impairment	18,682	(1,767)	24,384	11,282
Other Income Adjustments:
Other Income
Change in fair value of investments in excess mortgage servicing rights	(38,917)	(1,131)	(38,643)	(41,615)
Change in fair value of investments in excess mortgage servicing rights, equity method investees	(14,717)	(8,427)	(31,160)	(57,280)
Change in fair value of investments in servicer advances	55,646	18,738	57,491	(84,217)
Earnings from investments in consumer loans, equity method investees	-	-	-	(53,840)
Gain on consumer loans investment	(10,612)	(14,385)	(43,954)	(92,020)
(Gain) loss on settlement of investments, net	16,766	16,409	17,207	(35,487)
Unrealized (gain) loss on derivative instruments	(16,541)	14,239	5,957	13,037
(Gain) loss on transfer of loans to REO	(860)	(1,272)	(1,935)	(17,489)
Unrealized (gain) loss on other ABS	(1,953)	706	(879)	-
Gain on Excess MSR recapture agreements	(753)	(669)	(2,999)	(1,157)
Fee earned on deal termination	-	-	-	(5,000)
Other (income) loss	2,735	1,317	6,089	(20)
Other Income attributable to non-controlling interests	(11,018)	(3,261)	(22,102)	44,961
Total Other Income Adjustments	(20,224)	22,264	(54,928)	(330,127)

Incentive compensation to affiliate	8,122	1,811	16,017	54,334
Non-capitalized transaction-related expenses	2,899	13,213	31,002	10,281
Deferred taxes	(12,517)	(5,455)	(6,633)	16,421
Interest income on residential mortgage loans, held-for-sale	2,074	3,327	22,484	-
Limit on RMBS discount accretion related to called deals	(9,129)	-	(9,129)	-
Core earnings of equity method investees:
Excess mortgage servicing rights	9,236	6,182	25,853	33,799
Consumer loans	18,310	18,544	71,070	70,394
Core Earnings	$120,433	$112,681	$388,756	$219,261

CORE EARNINGS

New Residential has four primary variables that impact the Company’s operating performance: (i) the current yield earned on the Company’s investments, (ii) the interest expense under the debt incurred to finance the Company’s investments, (iii) the Company’s operating expenses and taxes and (iv) the Company’s realized and unrealized gain or losses, including any impairment and deferred tax, on the Company’s investments. “Core earnings” is a non-GAAP measure of the Company’s operating performance excluding the fourth variable above and adjusting the earnings from the consumer loan investment to a level yield basis. It is used by management to evaluate the Company’s performance without taking into account: (i) realized and unrealized gains and losses, which although they represent a part of the Company’s recurring operations, are subject to significant variability and are only a potential indicator of future economic performance; (ii) incentive compensation paid to the Company’s Manager; (iii) non-capitalized transaction-related expenses; and (iv) deferred taxes, which are not representative of current operations.

While incentive compensation paid to the Company’s Manager may be a material operating expense, the Company excludes it from core earnings because (i) from time to time, a component of the computation of this expense will relate to items (such as gains or losses) that are excluded from core earnings, and (ii) it is impractical to determine the portion of the expense related to core earnings and non-core earnings, and the type of earnings (loss) that created an excess (deficit) above or below, as applicable, the incentive compensation threshold. To illustrate why it is impractical to determine the portion of incentive compensation expense that should be allocated to core earnings, the Company notes that, as an example, in a given period, it may have core earnings in excess of the incentive compensation threshold but incur losses (which are excluded from core earnings) that reduce total earnings below the incentive compensation threshold. In such case, the Company would either need to (a) allocate zero incentive compensation expense to core earnings, even though core earnings exceeded the incentive compensation threshold, or (b) assign a “pro forma” amount of incentive compensation expense to core earnings, even though no incentive compensation was actually incurred. The Company believes that neither of these allocation methodologies achieves a logical result. Accordingly, the exclusion of incentive compensation facilitates comparability between periods and avoids the distortion to the Company’s non-GAAP operating measure that would result from the inclusion of incentive compensation that relates to non-core earnings.

With regard to non-capitalized transaction-related expenses, management does not view these costs as part of the Company’s core operations. Non-capitalized transaction-related expenses are generally legal and valuation service costs, as well as other professional service fees, incurred when the Company acquires certain investments, as well as costs associated with the acquisition and integration of acquired businesses. Non-capitalized transaction-related expenses for the year ended December 31, 2015 include a $9.1 million settlement which the Company agreed to pay in connection with HSART. These costs are recorded as “General and administrative expenses” in the Company’s Consolidated Statements of Income. “Other (income) loss” excludes $14.5 million accrued during the year ended December 31, 2015 related to a reimbursement from Ocwen for certain increased costs resulting from further S&P servicer rating downgrades of Ocwen.

In the fourth quarter of 2014, the Company modified its definition of core earnings to include accretion on held-for-sale loans as if they continued to be held-for-investment. Although the Company intends to sell such loans, there is no guarantee that such loans will be sold or that they will be sold within any expected timeframe. During the period prior to sale, the Company continues to receive cash flows from such loans and believe that it is appropriate to record a yield thereon. This modification had no impact on core earnings in 2014 or any prior period. In the second quarter of 2015, the Company modified its definition of core earnings to exclude all deferred taxes, rather than just deferred taxes related to unrealized gains or losses, because the Company believes deferred taxes are not representative of current operations. This modification was applied prospectively due to only immaterial impacts in prior periods. In the fourth quarter of 2015, the Company modified its definition of core earnings to limit accreted interest income on RMBS where the Company receives par upon the exercise of associated call rights based on the estimated value of the underlying collateral. The Company made the modification in order to be able to accrete to the lower of par or the value of the underlying collateral, in instances where the value of the underlying collateral is lower than par. The Company believes this amount represents the amount of accretion the Company would have expected to earn on such bonds had the call rights not been exercised. This modification had no impact on core earnings in prior periods.

Management believes that the adjustments to compute “core earnings” specified above allow investors and analysts to readily identify the operating performance of the assets that form the core of the Company’s activity, assist in comparing the core operating results between periods, and enable investors to evaluate the Company’s current performance using the same measure that management uses to operate the business.

The primary differences between core earnings and the measure the Company uses to calculate incentive compensation relate to (i) realized gains and losses (including impairments), (ii) non-capitalized transaction-related expenses and (iii) deferred taxes (other than those related to unrealized gains and losses). Each are excluded from core earnings and included in the Company’s incentive compensation measure (either immediately or through amortization). In addition, the Company’s incentive compensation measure does not include accretion on held-for-sale loans and the timing of recognition of income from consumer loans is different. Unlike core earnings, the Company’s incentive compensation measure is intended to reflect all realized results of operations.

Core earnings does not represent and should not be considered as a substitute for, or superior to, net income or as a substitute for, or superior to, cash flow from operating activities, each as determined in accordance with U.S. GAAP, and the Company’s calculation of this measure may not be comparable to similarly entitled measures reported by other companies.

ABOUT NEW RESIDENTIAL

New Residential focuses on opportunistically investing in, and actively managing, investments related to residential real estate. The Company primarily targets investments in mortgage servicing related assets and other related opportunistic investments. New Residential is organized and conducts its operations to qualify as a real estate investment trust (“REIT”) for federal income tax purposes. The Company is managed by an affiliate of Fortress Investment Group LLC (NYSE: FIG), a global investment management firm.

FORWARD-LOOKING STATEMENTS

Certain statements in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements regarding the amount, timing and manner of the Company’s repurchase of its shares pursuant to the stock repurchase program and the ability to obtain and timing for obtaining state and Agency approvals for MSR licensing. The Company may not be able to receive remaining approvals during 2016 or at all. These statements are based on management's current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, many of which are beyond the Company’s control. The Company can give no assurance that its expectations will be attained.  Accordingly, you should not place undue reliance on any forward-looking statements contained in this press release.  For a discussion of some of the risks and important factors that could affect such forward-looking statements, see the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference in the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, which are available on the Company’s website (www.newresi.com).  In addition, new risks and uncertainties emerge from time to time, and it is not possible for the Company to predict or assess the impact of every factor that may cause its actual results to differ from those contained in any forward-looking statements.  Such forward-looking statements speak only as of the date of this press release.  The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

Source: New Residential Investment Corp.

Investor Relations, 212-479-3150